UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 9, 2007

ENERGY FUTURE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code – (214) 812-4600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 10, 2007, TXU Corp. (now known as Energy Future Holdings Corp.), a Texas corporation (the “Company”), completed its merger (the “Merger”) with Texas Energy Future Merger Sub Corp, a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (“Parent”), pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of February 25, 2007, by and among Parent, Merger Sub and the Company.  As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.  Parent is controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and GS Capital Partners.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On October 10, 2007, in connection with the Merger, the Company, Parent and Texas Energy Future Capital Holdings LLC, the general partner of Parent (the “General Partner”), entered into a Consulting Agreement (the “Consulting Agreement”) with James A. Baker, III (the “Consultant”).  Under the Consulting Agreement, the Consultant will act as Advisory Chairman to the General Partner, and in that capacity the Consultant will, among other things, advise the General Partner and the Company’s senior management on certain strategic, political and regulatory issues facing the Company.  In consideration for the Consultant serving as Advisory Chairman to the General Partner, the Company, among other things, granted to the Consultant 1,000,000 restricted shares of common stock, no par value, of the Company.  The shares issued pursuant to the grant were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Regulation D under the Securities Act.

ITEM 5.02	DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with the Merger, certain of the Company’s executive officers have been negotiating post-closing employment arrangements with Parent.  As part of this process, on October 9, 2007, the Company agreed to increase the base salary of Michael S. Greene, who serves as the Chief Executive Officer and President of Luminant Power and who will serve as the Chief Executive Officer of Luminant, to $650,000 effective as of the closing of the Merger.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.
By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated:  October 15, 2007

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